Exhibit 23.5

January 12, 2023

CONSENT OF LEADENHALL VALUATION SERVICES PTY LTD

Leadenhall Valuation Services Pty Ltd consents to the references in the Registration Statement on Form F-1, File No. 333-267169, of Gelteq Limited as the independent valuation expert of Gelteq Limited.

/s/Simon Dalgarno

Signed: Simon Dalgarno
Title: Director

Dated: January 6, 2023